Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2014 RESULTS

NEW YORK, N.Y., August 20, 2014 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2014.

Fiscal 2014 revenues of approximately $1.56 billion grew 16%, as compared to the prior year, with increases in all three of the Company’s business segments. Adjusted operating cash flow (“AOCF”)(1) of $312.8 million decreased 12%, as compared to the prior year, primarily due to lower AOCF results in the MSG Sports segment and an increase in unallocated corporate expenses (“Other”). Operating income of $184.1 million decreased 27% and net income of $115.1 million ($1.47 per diluted share) decreased 19%, both as compared to the prior year. Excluding the impact of the exercise of an NHL compliance buyout in the fourth quarter, as well as increased expenses related to executive management transition costs and the postponement of the Company’s new large-scale theatrical production in the third quarter, fiscal 2014 total company AOCF would have been $363.7 million and operating income would have been $239.5 million.

Fiscal 2014 fourth quarter revenues of $371.7 million grew 10%, as compared to the prior year fourth quarter, primarily due to an increase in revenues in the MSG Entertainment and MSG Sports segments. AOCF of $55.0 million decreased 40%, as compared to the prior year fourth quarter, due to lower AOCF results in the MSG Sports segment along with an increase in unallocated corporate expenses, partially offset by improved AOCF results at the MSG Media and MSG Entertainment segments. Operating income of $20.3 million decreased 69% and net income of $11.6 million ($0.15 per diluted share) decreased 68%, both as compared to the prior year fourth quarter. Excluding the impact of the exercise of the NHL compliance buyout, AOCF would have been $84.6 million and operating income would have been $49.8 million.

President and CEO Tad Smith said: “Over the course of fiscal 2014, we strengthened our Company’s foundation in many ways, which should benefit MSG for years to come. This includes the successful completion of the Transformation project and the reinvention of the Forum. The Company also reached an agreement to sell Fuse and successfully concluded the transaction in July. We remain focused on creating meaningful value for our shareholders and, looking ahead, believe that our Company has ample opportunities to drive growth.”

Results from Operations

Segment results for the quarters ended June 30, 2014 and 2013 are as follows:

	Revenues			AOCF			Operating Income (Loss)
$ millions	F’Q4 2014	F’Q4 2013	% Change	F’Q4 2014	F’Q4 2013	% Change	F’Q4 2014	F’Q4 2013	% Change
MSG Media	$176.4	$176.8	(0)%	$84.3	$81.8	3%	$78.7	$77.6	1%
MSG Entertainment	56.5	34.8	62%	(11.4)	(14.6)	22%	(15.3)	(17.8)	14%
MSG Sports	156.8	140.7	11%	(10.3)	28.4	—	(16.0)	25.8	—
Other (includes eliminations)	(18.0)	(15.9)	(13)%	(7.6)	(3.4)	(126)%	(27.1)	(19.4)	(40)%

Total Company	$371.7	$336.4	10%	$55.0	$92.2	(40)%	$20.3	$66.1	(69)%

Note: Does not foot due to rounding

(1)	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2014 fourth quarter as compared to the prior year period, MSG Media revenues of $176.4 million decreased slightly. Affiliation fee revenue increased $6.4 million, primarily due to higher affiliation rates, partially offset by the impact of a small decrease in subscribers at MSG Networks. Advertising revenue decreased $5.8 million, primarily due to lower New York Knicks-related advertising revenue, mainly a result of the absence of playoff telecasts versus the prior year quarter, as well as lower advertising revenue at Fuse. Other revenues decreased $1.0 million, primarily due to the expiration in April 2013 of a short-term programming licensing agreement. Fourth quarter AOCF of $84.3 million increased 3% and operating income of $78.7 million increased 1%, both primarily due to a decrease in direct operating expenses, partially offset by an increase in selling, general and administrative expenses and, to a lesser extent, the slight decrease in revenues. The decrease in direct operating expenses was due to lower programming expenses at Fuse.

MSG Entertainment

For the fiscal 2014 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $56.5 million increased 62%. The increase was primarily due to higher event-related revenues at all of the Company’s venues, led by The Theater at Madison Square Garden, the Madison Square Garden Arena, the Forum and The Chicago Theatre, as well as higher venue-related sponsorship and signage and suite rental fee revenues. Fourth quarter AOCF loss of $11.4 million improved by $3.2 million and operating loss of $15.3 million improved by $2.5 million, both due to the increase in revenues, mostly offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses. The increase in direct operating expenses was primarily due to higher event-related operating expenses.

MSG Sports

For the fiscal 2014 fourth quarter as compared to the prior year period, MSG Sports revenues of $156.8 million increased 11%. The increase in revenues was primarily due to higher playoff-related revenues, inter-segment media rights revenue, professional sports team regular season ticket-related revenue, suite rental fee revenue, revenues from other live sporting events and professional sports team sponsorship and signage revenues. AOCF decreased by $38.7 million to a loss of $10.3 million and operating income decreased by $41.8 million to a loss of $16.0 million, both primarily due to an increase in direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses, partially offset by the increase in revenues. The increase in direct operating expenses was primarily due to a $37.3 million increase in net provisions for certain team personnel transactions and, to a lesser extent, higher net provisions for NBA luxury tax and NBA and NHL revenue sharing expense, other team operating expenses and team personnel compensation expense. Excluding the impact of the exercise of the NHL compliance buyout, MSG Sports AOCF would have been $19.2 million and operating income would have been $13.5 million.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 72305196

Conference call replay number is 855-859-2056 / Conference ID Number 72305196 until August 27, 2014

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenues	$371,674	$336,360	$1,555,594	$1,340,818

Operating expenses:
Direct operating	(217,337)	(164,669)	(899,383)	(691,029)
Selling, general and administrative	(104,002)	(80,908)	(365,148)	(309,568)
Depreciation and amortization	(30,081)	(24,693)	(106,950)	(89,132)

Operating income	20,254	66,090	184,113	251,089
Other income (expense):
Equity in earnings (loss) of nonconsolidated affiliates	(1,248)	—	(1,323)	—
Interest expense, net	(1,262)	(2,115)	(4,898)	(5,722)
Miscellaneous	(1,441)	22	(1,346)	3,497

Income from operations before income taxes	16,303	63,997	176,546	248,864
Income tax expense	(4,666)	(27,580)	(61,478)	(106,482)

Net income	$11,637	$36,417	$115,068	$142,382

Basic earnings per common share	$0.15	$0.47	$1.49	$1.87

Diluted earnings per common share	$0.15	$0.47	$1.47	$1.83

Basic weighted-average number of common shares outstanding	77,361	77,009	77,142	76,268
Diluted weighted-average number of common shares outstanding	78,244	78,067	78,167	77,940

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.
•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Operating income	$20,254	$66,090	$184,113	$251,089
Share-based compensation	4,693	1,442	21,750	15,340
Depreciation and amortization	30,081	24,693	106,950	89,132

Adjusted operating cash flow	$55,028	$92,225	$312,813	$355,561

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,		% Change
	2014	2013
MSG Media	$176,365	$176,759	(0)%
MSG Entertainment	56,488	34,805	62%
MSG Sports	156,778	140,743	11%
Other (including Inter-segment eliminations)	(17,957)	(15,947)	(13)%

Total Madison Square Garden Company	$371,674	$336,360	10%

	Twelve Months Ended June 30,		% Change
	2014	2013
MSG Media	$714,514	$677,733	5%
MSG Entertainment	300,998	252,195	19%
MSG Sports	612,071	470,290	30%
Other (including Inter-segment eliminations)	(71,989)	(59,400)	(21)%

Total Madison Square Garden Company	$1,555,594	$1,340,818	16%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		% Change	Three Months Ended June 30,		% Change
	2014	2013		2014	2013
MSG Media	$84,303	$81,794	3%	$78,730	$77,587	1%
MSG Entertainment	(11,394)	(14,604)	22%	(15,338)	(17,828)	14%
MSG Sports	(10,296)	28,388	—	(16,014)	25,753	—
All other	(7,585)	(3,353)	(126)%	(27,124)	(19,422)	(40)%

Total Madison Square Garden Company	$55,028	$92,225	(40)%	$20,254	$66,090	(69)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended June 30,		% Change	Twelve Months Ended June 30,		% Change
	2014	2013		2014	2013
MSG Media	$343,497	$349,506	(2)%	$323,168	$328,569	(2)%
MSG Entertainment	(4,284)	(10,205)	58%	(19,750)	(24,732)	20%
MSG Sports	3,575	27,014	(87)%	(13,463)	13,474	—
All other	(29,975)	(10,754)	(179)%	(105,842)	(66,222)	(60)%

Total Madison Square Garden Company	$312,813	$355,561	(12)%	$184,113	$251,089	(27)%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$92,251	$277,913
Restricted cash	9,823	8,413
Accounts receivable, net	135,369	145,728
Net related party receivables	25,156	18,565
Prepaid expenses	37,108	41,215
Other current assets	23,216	20,339
Assets held for sale	77,056	—

Total current assets	399,979	512,173

Investments in and loans to nonconsolidated affiliates	225,632	—
Property and equipment, net	1,252,467	1,135,180
Amortizable intangible assets, net	80,306	90,705
Indefinite-lived intangible assets	163,850	158,636
Goodwill	701,674	742,492
Other assets	102,053	93,028

Total assets	$2,925,961	$2,732,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,710	$16,006
Net related party payables	283	283
Accrued liabilities:
Employee related costs	102,097	70,663
Other accrued liabilities	173,003	221,405
Deferred revenue	300,937	237,537
Liabilities held for sale	11,171	—

Total current liabilities	604,201	545,894

Defined benefit and other postretirement obligations	75,728	59,726
Other employee related costs	61,284	45,370
Other liabilities	59,970	58,536
Deferred tax liability	520,334	543,753

Total liabilities	1,321,517	1,253,279

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,606 and 63,268 shares outstanding as of June 30, 2014 and 2013, respectively.	639	639
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2014 and 2013	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,081,055	1,070,764
Treasury stock, at cost, 317 and 596 shares as of June 30, 2014 and 2013, respectively	(7,537)	(14,179)
Retained earnings	552,862	437,794
Accumulated other comprehensive loss	(22,711)	(16,219)

Total stockholders’ equity	1,604,444	1,478,935

Total liabilities and stockholders’ equity	$2,925,961	$2,732,214

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2014	2013
Net cash provided by operating activities	$342,555	$263,055

Net cash used in investing activities	(516,398)	(185,361)

Net cash used in financing activities	(11,819)	(6,281)

Net increase (decrease) in cash and cash equivalents	(185,662)	71,413
Cash and cash equivalents at beginning of period	277,913	206,500

Cash and cash equivalents at end of period	$92,251	$277,913